Exhibit 10.2

Summary of Performance Measures Established for the WebEx Executive Cash Bonus Plan

On February 7, 2006, the Board of Directors of WebEx Communications, Inc. (the “Company” or “WebEx”) established the performance measures for the WebEx Executive Cash Bonus Plan (the “Plan”), effective as of January 1, 2006. The Plan is not set forth in a written agreement. The Plan covers WebEx’s chief executive officer, its chief operating officer, its chief financial officer and certain other executive officers.

Each participant in the Plan will be assigned an annual target bonus. The Plan sets Company performance benchmarks for incremental quarterly revenue--that is, revenue in excess of the revenue for the preceding quarter, excluding significant non-recurring revenue items--and a formula for determining bonuses based on achievement of those benchmarks. Bonuses are calculated and paid quarterly. The bonuses may be reduced for failure to achieve the revenue benchmarks and may be eliminated entirely if the revenue falls below a certain threshold. Bonuses may be increased for achieving incremental quarterly revenue above the benchmarks, if such over-achievement of incremental quarterly revenue also meets certain profitability criteria. The maximum bonus payable under the plan is 200% of the target bonus each quarter. Bonus amounts otherwise due may also be reduced or eliminated for failure to achieve certain profitability benchmarks and may also be reduced by up to 20% for failing to achieve other special objectives set by the Board’s Compensation Committee. The Compensation Committee set special objectives for the first quarter of 2006 based on quality of the Company’s services.

The Compensation Committee has the ability to reset targets for significant events, such as changes in accounting rules or merger and acquisition activity. Bonuses for the vice president of worldwide sales and service are based 20% on the Plan and 80% on achievement of his individual compensation plan. The bonuses of certain other vice presidents will be based 50% on the Plan and 50% on individual objectives.